The Board of Directors
R.H. Phillips, Inc.:

We consent to incorporation by reference in the post-effective amendment no. 2 on Form
S-3 to the registration statement (No. 33-
83914-LA) on Form SB-2 and in the
registration statement (No. 33-93654) on
Form S-8 of R.H. Phillips, Inc. of our report dated March 13, 1998, relating to the balance sheet of R.H. Phillips, Inc. as of December 31, 1997, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the two year period ended December 31, 1997, which report appears in the December
31, 1997, annual report on Form 10-KSB of R.H. Phillips, Inc.

//s//KPMG Peat Marwick LLP



Sacramento, California
March 27, 1998